Exhibit 4.1 (ii)

EXECUTION VERSION

BGI GUARANTY

BGI GUARANTY, dated as of September 19, 2007, by BARNES GROUP INC., a Delaware corporation (“BGI” or the “Guarantor”) in favor of (i) BANK OF AMERICA, N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to a Fourth Amended and Restated Revolving Credit Agreement dated as of September 19, 2007 (as amended and in effect from time to time, the “Credit Agreement”), by and among BGI, Barnes Group Switzerland GmbH,, a limited liability company organized under the laws of Switzerland, acting through its Nevis Branch (“Barnes Switzerland”, or the “Company”), the Lenders, and the Administrative Agent, with KeyBank National Association and JPMorgan Chase Bank, N.A., as co-syndication agents (the “Syndication Agents”) and The Bank of New York and The Governor and Company of The Bank of Ireland as co-documentation agents (the “Documentation Agents”) and (ii) each of the Lenders.

WHEREAS, the Company and the Guarantor are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;

WHEREAS, the Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged); and

WHEREAS, the Guarantor wishes to guaranty the Company’s obligations to the Lenders and the Administrative Agent under or in respect of the Credit Agreement as provided herein;

NOW, THEREFORE, the Guarantor hereby agrees with the Lenders and the Administrative Agent as follows:

1. Definitions. The term “Barnes Switzerland Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

2. Guaranty of Payment and Performance. The Guarantor hereby guarantees to the Lenders and the Administrative Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Barnes Switzerland Obligations including all such which would become due but for the operation of the automatic stay pursuant to § 362(a) of the Federal Bankruptcy Code and the operation of §§ 502(b) and 506(b) of the Federal Bankruptcy Code. This BGI Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Barnes Switzerland Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Barnes Switzerland Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Barnes Switzerland Obligations, the obligations of the Guarantor hereunder with respect to such Barnes Switzerland Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by the Administrative Agent on any number of occasions. All payments by the Guarantor hereunder shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Lenders and the Administrative Agent.

3. Guarantor’s Agreement to Pay Enforcement Costs, etc. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, in Dollars, all costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with the Barnes Switzerland Obligations, this BGI Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

4. Waivers by Guarantor; Bank’s Freedom to Act. The Guarantor agrees that the Barnes Switzerland Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Barnes Switzerland Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Barnes Switzerland Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Barnes Switzerland Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Barnes Switzerland Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Barnes Switzerland Obligation; (iii) any change in the time, place or manner of payment of any of the Barnes Switzerland Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Barnes Switzerland Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Barnes Switzerland Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Barnes Switzerland Obligations; (vi) the impairment of any collateral securing any of the Barnes Switzerland Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantor before or after the Administrative Agent’s or such Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.

5. Unenforceability of Barnes Switzerland Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Barnes

Switzerland Obligations, or if any of the Barnes Switzerland Obligations have become irrecoverable from the Company by reason of the Company’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this BGI Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Barnes Switzerland Obligations. In the event that acceleration of the time for payment of any of the Barnes Switzerland Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Barnes Switzerland Obligation shall be immediately due and payable by the Guarantor.

6. Subrogation; Subordination.

6.1. Waiver of Rights Against Company. Until the final payment and performance in full of all of the Barnes Switzerland Obligations, the Guarantor shall not exercise and hereby waives any rights against the Company arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantor will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Guarantor to the Company; and the Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Lender.

6.2. Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Barnes Switzerland Obligations. The Guarantor agrees that, while any default in the payment or performance of any of the Barnes Switzerland Obligations exists, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to the Guarantor until all of the Barnes Switzerland Obligations shall have been paid in full or such default ceases to exist. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Barnes Switzerland Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lenders and the Administrative Agent and be paid over to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, on account of the Barnes Switzerland Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this BGI Guaranty.

6.3. Provisions Supplemental. The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Lenders and the Administrative Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with the Guarantor for the benefit of the Lenders and the Administrative Agent.

7. Setoff. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Barnes Switzerland Obligations, each of the Administrative Agent and the Lenders is hereby authorized at any time and from time to time, without notice to the Guarantor (any such notice being expressly waived by the Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of the Guarantor under this BGI Guaranty, whether or not the Administrative Agent or such Lender shall have made any demand under this BGI Guaranty and although such obligations may be contingent or unmatured.

8. Further Assurances. The Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may consider necessary or desirable to give full effect to this BGI Guaranty and to perfect and preserve the rights and powers of the Lenders and the Administrative Agent hereunder. The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by the Guarantor concerning the financial condition of the Company and that the Guarantor will look to the Company and not to the Administrative Agent or any Lender in order for the Guarantor to keep adequately informed of changes in the Company’s financial condition.

9. Termination; Reinstatement. This BGI Guaranty shall remain in full force and effect until the Administrative Agent is given written notice of the Guarantor’s intention to discontinue this BGI Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Barnes Switzerland Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Administrative Agent at the address of the Administrative Agent for notices set forth in §16.6 of the Credit Agreement. No such notice shall affect any rights of the Administrative Agent or any Lender hereunder, including without limitation the rights set forth in §§4 and 6, with respect to any Barnes Switzerland Obligations incurred or accrued prior to the receipt of such notice or any Barnes Switzerland Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This BGI Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Barnes Switzerland Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

10. Successors and Assigns. This BGI Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may assign or otherwise transfer the Credit Agreement, the Note, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Barnes Switzerland Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with §15 of the Credit Agreement. The Guarantor may not assign any of its obligations hereunder.

11. Amendments and Waivers. No amendment or waiver of any provision of this BGI Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

12. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to the Guarantor, at the address set forth beneath its signature hereto, and if to the Administrative Agent, at the address for notices to the Administrative Agent set forth in §16.6 of the Credit Agreement, or at such address as either party may designate in writing to the other.

13. Governing Law; Consent to Jurisdiction. THIS BGI GUARANTY SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The Guarantor agrees that any suit for the enforcement of this BGI Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified by reference in §12. The Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

14. Waiver of Jury Trial. THE GUARANTOR AND EACH OF THE BENEFICIARIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS BGI GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Guarantor hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Guarantor (i) certifies that neither the Administrative Agent or any Lender nor any representative, agent or attorney of the Administrative Agent or any Lender has represented, expressly or otherwise, that the Administrative Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Administrative Agent or any Lender is a party, the Administrative Agent and the Lenders are relying upon, among other things, the waivers and certifications contained in this §14.

15. Miscellaneous. This BGI Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this BGI Guaranty shall be in addition to any other guaranty of or collateral security for any of the Barnes Switzerland Obligations. The invalidity or unenforceability of any one or more sections of this BGI Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this BGI Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Guarantor has caused this BGI Guaranty to be executed and delivered as of the date first above written.

BARNES GROUP INC.

By:	/s/ William C. Denninger
Name:	William C. Denninger
Title:	Senior Vice President, Finance and
Chief Financial Officer

By:	/s/ Lawrence W. O’Brien
Name:	Lawrence W. O’Brien
Title:	Vice President, Treasurer

Address:

123 Main Street
P.O. Box 489
Bristol, CT 06011
Attention: General Counsel

Telex: (203) 578-2579

Signature Page to BGI Guaranty